                                                                     EXHIBIT 11

                          CENTERPOINT PROPERTIES CORPORATION
                          COMPUTATION OF EARNINGS PER SHARE
              (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                 1996         1995         1994         1993          1992
                                                ------       ------       ------       ------        ------
Net income (loss) (A)                          $14,941       $8,212       $2,359       ($4,930)      ($1,175)
                                                                                                     --------
                                                                                                     --------
Interest expense - debentures                    1,385        3,057        4,336                          281
                                            ----------   ----------    ---------                     --------
Adjusted net income (loss) (B)                 $16,326      $11,269       $6,695       ($4,649)
                                            ----------   ----------    ---------    -----------
                                            ----------   ----------    ---------    -----------
Weighted average number of shares of
  common stock outstanding                  13,890,049    9,236,612    5,726,581     1,264,031       658,811
                                                                                                     --------
                                                                                                     --------
Additional number of common
  equivalent shares outstanding:
Stock options - net (1)                        285,913      121,810       28,669           168
Convertible preferred stock (2)                832,091      635,118
                                            ----------   ----------    ---------    -----------
Weighted average common and common
  equivalent shares outstanding (C)         15,008,053    9,993,540    5,755,250     1,264,199
Additional weighted average shares
  outstanding assuming debentures
  converted (at issue date in 1993)            923,060    2,037,989    2,892,435       175,643
                                            ----------   ----------    ---------    -----------
Weighted average shares outstanding for
  fully-diluted (D)                         15,931,113   12,031,529    8,647,685     1,439,842
                                            ----------   ----------    ---------    -----------
                                            ----------   ----------    ---------    -----------
Net income (loss) per share:
        Primary (A/C) (3)                        $1.00        $0.82        $0.41        ($3.90)       ($1.78)
        Fully-diluted (4) (B/D)                  $1.02        $0.94        $0.77        ($3.22)

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NOTES:
(1)   Represents stock options using the treasury stock method.

(2) Represents convertible preferred stock as if converted on a share for share basis; prorated for the days the convertible preferred stock was outstanding. The convertible preferred stock is considered a common stock equivalent as it participates in dividends with common stock and was converted into common stock upon shareholder approval.

(3) Net income for 1996 and 1995 includes an extraordinary loss of ($3,330,684) or ($0.22) per share and ($632,419) or ($0.06) per share, respectively.

(4)   Conversion of debentures is anti-dilutive.